Sunwin International Neutraceuticals Announces Financial Results of First Quarter of Fiscal Year 2006

Net Income Surges 278 Percent
FORT LAUDERDALE, Fla., Sept. 19, 2005 (PRIMEZONE) -- Sunwin International Neutraceuticals, Inc. (OTC BB:SUWN.OB - News), an industry leader in the production and distribution of Chinese herbs, veterinary medicines and low calorie natural sweetener (Stevia) in China, today reported improved earning results for the first quarter of the fiscal year 2006 ending July 31, 2005. The Company recorded revenues of $3.17 million, a 4% decrease over the first quarter of fiscal year 2005 revenues of $3.299 million. Net income surged to $364,000 (EPS: $0.01 per share) in the current quarter of the fiscal year of 2006, an increase of 278% compared to net income of $96,000 in the first quarter of fiscal year 2005.



The slight decrease in revenues was mainly caused by a temporary lull in Stevia production, as we are upgrading and relocating our Stevia manufacturing facilities. Management expects to commence full production of Stevia in September 2005. For more details about our financials, please review our 10Q filing of quarterly report filed with the United States Securities and Exchange Commission.


The Company ended the first quarter of the fiscal year of 2006 with $1.98 million in cash and cash equivalents, the strongest cash position in its history. Shareholder equity increased to $6.213 million or book value at $0.14 per share, its highest level ever.


Dongdong Lin, CEO of Sunwin, commented, "We are very pleased with the financial performance for the first quarter. The results of the first quarter demonstrate our ability to continue to achieve revenue growth in core business revenues, while controlling expenses, improving profitability and strengthening the balance sheet. We expect to substantially increase our sales and profit margins in all of the three divisions in the coming quarters."


Ms. Lin, concluded, "The Company has made significant investments to upgrade its manufacturing facilities for three divisions. The upgraded manufacturing facilities will enhance our competitive advantage, thereby contributing to substantial growth in our sales and earnings. Meanwhile, we aggressively pursue our acquisition strategy to grow our core businesses. We expect to have a breakout year in the fiscal year of 2006."


About Sunwin International Neutraceuticals, Inc.


Sunwin International Neutraceuticals, Inc. ("Sunwin") (OTC BB:SUWN.OB - News) is engaged in the areas of essential traditional Chinese medicine, 100% organic herbal medicine, neutraceutical products, natural sweetener (Stevioside), and animal medicine prepared from 100% organic herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. The Sunwin family works closely with consumer to provide a quality, value, and a hybrid mix of agricultural products and services that meet growing demand. In 2002, Sunwin was recognized as one of the first 2,000 state-level companies that China authorized as the most important innovative high-tech pioneer businesses by the Chinese central government. In 2002, Sunwin was awarded as one of 2002 state-level biological product manufacturers in China. In 2003, Sunwin ranked as one of the top 50 companies of China Animal Related Health Care Product Pharmaceutical Industry. In 2003, Sunwin received award of Shandong Top-Ten Innovative, High-Tech Businesses by the Province Government of Shandong. For more info about Sunwin, please visit http://www.sunwin.biz


Safe Harbor Statement


Certain of the statements set forth in this press release constitute "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.


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